August 2007	Pricing Sheet dated August 3, 2007 relating to Preliminary Terms No. 346 dated July 25, 2007 to Registration Statement No. 333-131266 Filed pursuant to Rule 433

Structured Investments
Opportunities in Commodities
Commodity-Linked Capital Protected Notes due November 16, 2010
Based on the Performance of a Basket of Four Commodities
PRICING TERMS – AUGUST 3, 2007
Issuer:	Morgan Stanley
Issue price:	$1,000 per note (see “Commissions and issue price” below)
Stated principal amount:	$1,000 per note
Aggregate principal amount:	$25,000,000
Pricing date:	August 3, 2007
Original issue date:	August 10, 2007 (5 business days after the pricing date)
Maturity date:	November 16, 2010
Principal protection:	100%
Interest:	None
Basket:	Basket Commodities		Weighting	Initial Commodity Price
	High Grade Primary Aluminum (“aluminum”)		25%	2,650.50
	Copper-Grade A (“copper”)		25%	7,990.00
	Primary Nickel (“nickel”)		25%	29,450.00
	Special High-Grade Zinc (“zinc”)		25%	3,515.00
Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:
▪  If the basket performance is less than or equal to zero, $0; or
▪  If the basket performance is greater than zero, the greater of:
(i) the jump amount; and
(ii) $1,000 times (x) participation rate times (y) basket performance

Jump amount:	$390
Participation rate:	100%
Basket performance:	Sum of the commodity performance values of each of the basket commodities
Commodity performance value:	With respect to each basket commodity: [(final average commodity price - initial commodity price) / initial commodity price] x weighting
Commodity price:	With respect to each basket commodity, the official cash offer price per metric ton on the London Metal Exchange (“LME”) as determined by the LME, stated in U.S. dollars
Initial commodityprice:	The commodity price for the applicable basket commodity on the pricing date
Final average commodity price:	The arithmetic average of the commodity prices for the applicable basket commodity on each determination date for such basket commodity, as determined on the final determination date.
Determination dates:
In respect of each basket commodity, each trading day during the period from and including August 4, 2010 through and including November 4, 2010 on which there is no market disruption event in respect of the applicable commodity.

CUSIP:	617446N88
Listing:	None
Agent:	Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to public(1)	Agent’s commissions(1)(2)	Proceeds to company
	Per note	100%	2%	98%
	Total	$25,000,000	$500,000	$24,500,000
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $992.50 per note.  Please see “Syndicate Information” on page 6 of the preliminary terms for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for commodity-linked capital protected notes.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 346 dated July 25, 2007
Prospectus Supplement for Commodity-linked Capital Protected Notes dated June 22, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.